                                                                   EXHIBIT 10.28

                          WINK ENGINE LICENSE AGREEMENT

THIS AGREEMENT is made as of the 6th day of Oct, 1997 ("Effective Date") by and between WINK COMMUNICATIONS, INC., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and TOSHIBA AMERICA CONSUMER PRODUCTS, INC., a New Jersey corporation ("CE Manufacturer"), whose address is 82 Totowa Rd., Wayne, NJ 07470.


1.      DEFINITIONS

1.1 For purposes of this Agreement, "Development Plan" shall mean the plan for completion of the development activities including the specifications, each party's respective development obligations, milestones, a schedule, deliverables, and other relevant items, all as mutually agreed upon.

1.2 For purposes of this Agreement, "Wink Engine" shall mean Wink's software engine pursuant to this Agreement, in machine executable, object code format. "Updates" shall mean updates containing error corrections or minor enhancements to the Licensed Engine Product created by or for Wink and designated by a change in version number to the right of the decimal point. Updates do not include major enhancements to the Licensed Engine Product designated by changes in the version number to the left of the decimal point.

1.3 For purposes of this Agreement, "Licensed Engine Product" shall mean the object code format version 1.0 and any Updates (version 1.x) of the Wink Engine and other Wink-owned-files that are provided with the Wink Engine, all as customized by Wink for the CE Manufacturer decoder chip and other chips, and any related documentation which Wink may create, in Wink's sole discretion, for public distribution with versions 1.0 and 1.x of the Wink Engine.

1.4 For purposes of this Agreement, "Intellectual Property Rights" shall mean all current and future worldwide patents and other patent rights, copyrights, mask work rights, trade secrets, and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.

1.5 For purposes of this Agreement, "Combined Products" shall mean Toshiba televisions containing the Licensed Engine Product embedded in ROM or flash ROM chips.

1.6 For purposes of this Agreement, "Transaction Processing Fees" shall mean processing fees collected by Wink from advertisers for individual user requests for information or purchases of goods or services.

1.7 For purposes of this Agreement "Final Acceptance" shall mean the date that Wink delivers to CE Manufacturer a master diskette or other digital storage media containing the Licensed Engine Product for use by CE Manufacturer in accordance with the terms of this Agreement.

2.      LICENSE

2.1 Wink shall grant CE Manufacturer a non-exclusive, non-transferable license to use the Licensed Engine Product solely for the purpose of incorporating the Wink Engine into a CE Manufacturer hardware component. CE Manufacturer shall have no right to sublicense the foregoing rights. The territory for the license of the Licensed Engine Product is the United States of America provided, however that CE Manufacturer may ship up to 2.5% of the Combined Products sold by CE Manufacturer in any given year to Latin America without being in violation of this territorial restriction.

2.2 Wink hereby grants CE Manufacturer a non-exclusive, irrevocable, royalty-free right and license, under all of Wink's Intellectual Property Rights in and to the Wink icon images to use, copy, have copied, display, distribute and modify the Wink icon images in connection with use of the Licensed Engine Product. Except as expressly provided herein, Wink does not grant CE Manufacturer any right, title, or interest in the Wink Property, whether by implication, estoppel or otherwise. All property rights with respect to the Wink Property not specifically granted herein are reserved to Wink.

3.      PROPERTY RIGHTS

3.1 CE Manufacturer agrees that prior to, on and after the Effective Date, Wink owns and shall own all right, title and interest in and to (a) the Licensed Engine Product and all modifications and derivatives thereof,
        (b) all Intellectual Property Rights relating to the design of the Licensed Engine Product, (c) all files, code, or technology that is related to the Wink Engine or the Licensed Engine Product (collectively, the "Wink Property").

4.      DEVELOPMENT

4.1. Wink shall use reasonable commercial efforts to complete each milestone in accordance with the Development Plan. Upon completion of each milestone, Wink shall deliver to CE Manufacturer all applicable Deliverables for evaluation by CE Manufacturer. In the event CE Manufacturer is late in the performance of its obligations with respect to each milestone and such delay affects Wink's obligations hereunder, Wink's performance of such affected obligations shall be delayed by the same time period.

4.2. The parties intend that Wink have an environment in which to recreate field situations, to allow Wink to replicate problems which may occur in the field and to test solutions for such problems. In order to facilitate Wink's performance of the support activities contemplated herein, CE Manufacturer shall, at its own expense, provide Wink with all of the hardware, software and equipment (the "Equipment') which is reasonably necessary to functionally replicate a system of the type in which the Wink Engine will actually be used. Upon expiration or termination of this Agreement, Wink shall return all of the Equipment to CE Manufacturer. CE Manufacturer shall retain ownership of all such Equipment. Wink shall return all such software, hardware and equipment to CE Manufacturer promptly upon request by CE Manufacturer, provided that Wink's development and support obligations shall terminate to the extent software, hardware or equipment returned to CE Manufacturer is required by Wink to fulfill its obligations.

5.      COMPENSATION

5.1 In consideration for the rights and licenses granted to it under Section 2 above, CE Manufacturer agrees to integrate Licensed Engine Product into a minimum of [ * ] 1998 televisions, [ * ] 1999 televisions, and
        [ * ] televisions. CE Manufacturer shall use reasonable efforts to ship these quantities of Combined Products. However, CE Manufacturer is unable to guarantee these quantities, since the quantities are dependent upon the commercial acceptance of the Wink feature. CE Manufacturer shall remit to Wink a quarterly per unit royalty payment for each unit of Combined Product shipped from the factory for the U.S. market and Latin America, net of returns. The per unit royalty is as follows:

               Wink agrees to reduce the Standard Wink Engine License Fees by
               [ * ] for all Combined Products shipped from the factory for the U.S. market and Latin America before April 1, 1999, as exhibited by the Wink License Fee Schedule below:

--------

        * Confidential Treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                            Wink License Fee Schedule

        QUANTITY OF COMBINED           STANDARD WINK ENGINE           TOSHIBA'S WINK ENGINE LICENSE
        PRODUCTS SHIPPED (IN UNITS)    LICENSE FEE (PER UNIT)               FEE FOR 1998 (PER UNIT)
                 0-100,000                    [ * ]                                [ * ]
                100,001-250,000               [ * ]                                [ * ]
                250,001-500,000               [ * ]                                [ * ]
                500,001-750,000               [ * ]                                [ * ]
                750,001 or more               [ * ]                                [ * ]

               CE Manufacturer shall pay to Wink the full Standard Wink Engine License Fees for all Combined Products shipped from the factory for the U.S. market and Latin America from April 1, 1999 through March 31, 2001, as exhibited by the Wink License Fee Schedule above.

        Such royalty shall accrue upon shipment or other transfer by CE Manufacturer.

        If Wink, during the term of this Agreement, grants to an unaffiliated third party a license under Wink's Intellectual Property Rights to the Wink Engine which is in all material respects equivalent to this Agreement and which contains provisions requiring the third party to make payments at rates of royalty and payment terms more favorable than provided in this Agreement, then CE Manufacturer shall be entitled to have the same royalty rate payable by such third party provided that CE Manufacturer ships a quantity of Combined Products for the U. S. and Latin America market equal to or greater than the third party's shipments for the U. S. and Latin America market.

5.2 CE Manufacturer shall make royalty payments to Wink due under this Agreement within forty-five (45) days after the end of each CE Manufacturer fiscal quarter during the term of this Agreement. Such payments shall be accompanied by a written report in a form acceptable to Wink (see Exhibit A) which details all of the following with respect to the applicable period: volume of monthly shipments of Wink equipped television units by model number. Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1- 1/2 %) per month or (ii) the maximum legal rate permitted under law, and CE Manufacturer shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Wink in collecting any past due payments.

        CE Manufacturer agrees to allow Wink or its designee to audit and examine such books, records and accounts delivered to CE Manufacturer no more than twice during CE Manufacturer's fiscal year, during CE Manufacturer's normal business hours, to verify the accuracy of the reports and payments made to Wink under this Section 5. Such audits shall be limited to the time period ending three (3) years after the conclusion of each of CE Manufacturer's fiscal years which occur during the term of this Agreement. In the event such audit determines that CE Manufacturer has not paid Wink the entire amount of royalty payments, CE Manufacturer agrees to pay, in addition to any damages to which Wink might be entitled, the amount of such shortfall plus interest at a rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is lower. The cost of such audit shall be borne by Wink, provided that if any such audit reveals an underpayment to Wink of at least five percent (5%), CE Manufacturer shall reimburse to Wink its costs of such audit.

5.3 In consideration for the development provided under Article 5, CE Manufacturer shall pay Wink a [ * ] integration fee. The integration fee payment shall be due within 30 days after the Effective Date.

5.4 For the lifetime of the Combined Products manufactured before April 1, 2001, Wink agrees to revenue share with CE Manufacturer, its fees, on all Wink generated transactions originating from CE Manufacturer televisions. Wink will pay CE Manufacturer [ * ] of the Transaction Processing Fees collected by Wink for the transactions. Wink shall make revenue share payments to CE Manufacturer due under this Agreement within forty-five (45) days after the end of each CE Manufacturer fiscal quarter during the term of this Agreement.

        Wink agrees to allow CE Manufacturer or its designee to audit and examine such books, records and accounts related to Wink transactions with CE Manufacturer television customers no more than twice during CE Manufacturer's fiscal year, during Wink's normal business hours, to verify the accuracy of the reports and payments made to CE Manufacturer under this Section 5. Such audits shall be limited to the time period ending three (3) years after the conclusion of each of CE Manufacturer's fiscal years which occur during the term of this Agreement. In the event such audit determines that CE Manufacturer has not been paid ten percent (10%) of the Transaction Processing Fees collected by Wink for the transactions with CE Manufacturer televisions, Wink agrees to pay, in addition to any damages to which CE Manufacturer might be entitled, the amount of such shortfall plus interest at a rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is lower. The cost of such audit shall be borne by CE Manufacturer, provided that if any such audit reveals an underpayment to CE Manufacturer of at least five percent (5%), Wink shall reimburse to CE Manufacturer its costs of such audit.

6.      PROMOTION AND RESEARCH

6.1 Wink and CE Manufacturer shall participate in public relations programs, starting with an initial announcement of the relationship between the two companies. Timing and content of that announcement shall be mutually agreed upon in writing by the parties. The joint press announcement shall occur no later than 2 weeks from the date of executing this Agreement.

6.2 CE Manufacturer agrees to promote and market the Wink feature to CE Manufacturer customers, retailers and to the general public within the United States. CE Manufacturer shall create and produce Wink related marketing support materials and provide advertising support subject to Wink's reasonable creative approval, of which approval will not be unreasonably withheld.

        Wink shall provide reasonable marketing support for Combined Products in conjunction with CE Manufacturer's marketing efforts for Combined Products. Wink shall have a minimum of twenty (20) national programmers broadcasting Wink enhanced programming by December 31, 1998. Wink shall use reasonable efforts to work with its programming partners to deliver Wink related program promotions to subscribers and to the general public within the United States.

6.3 CE Manufacturer is hereby granted the right to and shall place the Wink logo on all Combined Products on the front panel and on the remote control in clearly visible letters, no smaller than one-quarter inch in height. (Samples of the Wink logo are displayed in Exhibit B).

6.4 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in connection with CE Manufacturer. CE Manufacturer shall provide Wink with reasonable assistance in conducting such research with respect to CE Manufacturer's customers. CE Manufacturer agrees that Wink will have reasonable access to any and all research regarding the deployment, launch, and usage of Wink service by CE Manufacturer customers.

7.      NOTICES

7.1 All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal delivery, certified mail, return receipt requested, or by next day express delivery, addressed, if to WINK COMMUNICATIONS at 1001 Marina Village Parkway, Alameda, CA 94501 and if to TOSHIBA AMERICA CONSUMER PRODUCTS, INC. at 82 Totowa Rd., Wayne, NJ 07470. The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

8.      TRADEMARKS

8.1 All right, title and interest in and to the Wink feature or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, CE Manufacturer acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Wink in connection with the Wink feature are the sole and exclusive property of Wink, and no rights or ownership are intended to be or shall be transferred to CE Manufacturer.

9.      REPRESENTATION

9.1 Wink represents and warrants to CE Manufacturer that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder
        (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder; and (iv) nothing contained in the service shall violate the civil or property rights, copyrights, trademark rights or right of privacy of any person, firm or corporation.

9.2 CE Manufacturer represents and warrants to Wink that (i) CE Manufacturer is a corporation duly organized and validly existing under the laws of the State of New Jersey; (ii) CE Manufacturer has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder, (iii) CE Manufacturer is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

10.     CONFIDENTIALITY

10.1 During the Term of this Agreement, and for a period of five (5) years thereafter, each party will maintain in confidence all information which it receives from the other party marked as "confidential" ("Confidential Information"). Neither party will use, disclose or grant use of such Confidential Information disclosed to it by the other party except as expressly authorized by this Agreement. Each party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Notwithstanding the foregoing, CE Manufacturer may disclose Confidential Information to employees of Toshiba Corporation for evaluation of the Licensed Engine Product or its inclusion in Combined Products.

10.2 The obligations of confidentiality contained in Section 10.1 will not apply to the extent that it can be established by a party by competent proof that such Confidential Information:

                (a) was already known to such party, other than under an obligation of confidentiality, at the time of disclosure;

                (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to such party (provided, however, that a combination of features individually in the public domain shall not fall within this exception unless the fact of such combination is also in the public domain);

                (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of such party in breach of this Agreement;

                (d) was disclosed to such party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information to others;

                (e) is authorized for release in writing by the disclosing party;


                (f) is developed by such party completely independently of any such received Confidential information;

                (g)     is necessarily disclosed in a Licensed Product

11.     WARRANTY AND INDEMNITY

11.1. Each party represents and warrants that neither the execution or performance by such party of this Agreement, nor the consummation of any transactions herein does or will violate any law, order, regulation or ruling applicable to such party or its efforts hereunder. In addition, Wink represents and warrants that (a) as of the Effective Date, no action or proceeding alleging intellectual property infringement by the Wink Engine has been threatened or is proceeding against Wink (nor, insofar as Wink is aware, against any entity from which Wink has obtained any rights related to the Wink Engine), (b) it has the right to license the Intellectual Property Rights in and to the Wink Engine to CE Manufacturer and (c) the Licensed Engine Product does not infringe upon or violate any third party copyright, trade secret, trademark or any U.S. patent right where such patent has been granted prior to the Effective Date. CE Manufacturer's exclusive remedy, and Wink's sole liability, for a breach by Wink of the warranties of subsections (a),
        (b) and (c) above shall be Wink's indemnity set forth in this Section
        11.

11.2. Wink agrees to defend, or at its option to settle, any claim, suit, action or proceeding brought against CE Manufacturer by a third party as a result of Wink's breach of its warranties under 12.l(b) and (c) above (an "Action"), and to pay any settlement or final judgment entered thereon against CE Manufacturer, subject to the limitations set forth hereafter. Wink shall be relieved of its obligations hereunder unless CE Manufacturer gives Wink (i) prompt written notice upon becoming aware of the existence of an Action, (ii) sole control over the defense or settlement of the Action and (iii) reasonable assistance in the defense or settlement thereof. If it is, or in the opinion of Wink may be, determined by competent authority that the Licensed Engine Product or any part thereof, or the sale, distribution or use thereof as permitted hereunder infringes any third party intellectual property rights warranted in section 11.1(c) or is enjoined, then Wink at its sole option and expense may (a) procure for CE Manufacturer the right under such third party intellectual property rights listed in section 11.1(c) to use, reproduce and distribute the Licensed Engine Product or such part thereof or such trademark; (b) replace the Licensed Engine Product or such part thereof or such trademark with other suitable software or trademark without material degradation in performance or functionality;
        (c) suitably modify the Licensed Engine Product or such part thereof or such trademark to avoid infringement without material degradation in performance or functionality; or (d) if none of the foregoing are commercially reasonably feasible, terminate this Agreement.

11.3. The foregoing indemnity shall not apply to an Action to the extent it arises out of (i) any modification of the Licensed Engine Product by a party other than Wink or on Wink's behalf, (ii) any combination of the Licensed Engine Product with hardware and/or software not supplied by Wink (except the hardware of the CE Manufacturer Device), which infringement does not cover the Wink Engine standing alone, or (iii) any trademarks, trade names or other brandings not supplied by Wink. As used in Subsection 11.3(i), "on Wink's behalf' shall mean that Wink has given its written authorization for CE Manufacturer or a third party to perform such modifications.

11.4. Wink warrants to CE Manufacturer that for a period of three (3) months after Final Acceptance of the Licensed Engine Product and CE Manufacturer-requested Updates and after delivery of any other Updates, such Licensed Engine Product or Updates of any kind will operate under ordinary use in substantial conformance with technical specifications mutually agreed upon between Wink and CE Manufacturer. Wink does not warrant that the Licensed Engine Product or Updates of any kind will be error-free or meet all of CE Manufacturer's requirements. (This Section 11.4 lists separately Licensed Engine Products and the different kinds of Updates for clarification purposes only. Unless otherwise noted, in other sections of this Agreement, the definition of Licensed Engine Product includes Updates.)


11.5 WINK'S LIABILITY ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS RECEIVED FROM CE MANUFACTURER HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY NOR SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT THAT, WITH RESPECT TO CLAIMS BY WINK AGAINST CE MANUFACTURER FOR BREACH OF THE SCOPE OF LICENSES GRANTED IN THIS AGREEMENT, WINK SHALL BE ENTITLED TO RECOVER LOST PROFITS. THE FOREGOING LIMITATIONS SHALL APPLY EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.6 THE FOREGOING PROVISIONS OF THIS SECTION 11 STATE THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY, IN ANY COMMUNICATION WITH WINK OR OTHERWISE) OF WINK AND THE EXCLUSIVE REMEDY OF CE MANUFACTURER AND ITS SUBDISTRIBUTORS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE WINK ENGINES OR ANY PART THEREOF.

12.     INDEMNITY BY CE MANUFACTURER

12.l. Except with respect to any claim, suit, action or proceeding arising out of any intellectual property infringement by the Licensed Engine Product, CE Manufacturer agrees to defend, or at its option to settle, any claim, suit, action or proceeding brought against Wink by a third party arising out of (i) the manufacture, use or sale of the Licensed Engine Product or Combined Products or (ii) CE Manufacturer's modification, use or distribution of the Licensed Engine Product, and to pay any settlement or final judgment entered thereon against Wink, subject to the limitations set forth hereafter. CE Manufacturer shall be relieved of its obligations hereunder unless Wink gives CE Manufacturer
        (i) prompt written notice upon becoming aware of the existence of any such claim, suit, action or proceeding, (ii) sole control over the defense or settlement of such claim, suit, action or proceeding and
        (iii) reasonable assistance in the defense or settlement thereof.

12.2. THE FOREGOING PROVISIONS OF THIS SECTION 12 STATE THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY, IN ANY COMMUNICATION WITH CE MANUFACTURER OR OTHERWISE) OF CE MANUFACTURER AND THE EXCLUSIVE REMEDY OF WINK WITH RESPECT TO ANY CLAIMS BROUGHT AGAINST WINK ARISING FROM CE MANUFACTURER'S USE OF THE LICENSED ENGINE PRODUCT OR EXERCISE OF THE RIGHTS AND LICENSES GRANTED TO CE MANUFACTURER HEREUNDER.

13.     TERM AND TERMINATION

13.1 This Agreement shall become effective upon the date accepted and signed by Wink (the "Effective Date"), and shall continue to be effective through March 31, 2001.

13.2 Except as otherwise provided herein, neither CE Manufacturer nor Wink may terminate this Agreement except upon sixty (60) days prior written notice and then only if the other has made a misrepresentation herein or breaches any of its material obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within sixty (60) days of such notice.

13.3. Notwithstanding any other provision herein, Wink will have the right to terminate this Agreement or all or any licenses granted herein if Customer fails to comply with any of its material obligations under this Agreement. Should Wink elect to exercise this right to terminate for nonperformance, it must be done in writing specifically setting forth those items of nonperformance. CE Manufacturer will then have sixty (60) days from receipt of notification to remedy the items of nonperformance. Should CE Manufacturer fail to correct these items of nonperformance, Wink's termination of this Agreement shall be without prejudice to any other remedies Wink may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement; provided, however, that if CE Manufacturer has not made payment of the fees or charges due hereunder and such nonpayment continues after sixty
        (60) days prior written notice by Wink, then Wink may terminate this Agreement or any license granted herein.

13.4. Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of CE Manufacturer to use the Licensed Engine Product will cease and CE Manufacturer will immediately (i) cease manufacturing of Combined Product and agree to sell remaining inventory of Combined Product within six (6) months from the date of termination of this contract. (ii) purge all copies of all Licensed Engine Products from all computer processors or storage media on which CE Manufacturer has installed or permitted others to install such Licensed Engine Product, and (iii) when requested by Wink, certify to Wink in writing, signed by an officer of CE Manufacturer, that all copies of the Licensed Engine Product have been returned to Wink or destroyed and that no copy of any Licensed Engine Product remains in CE Manufacturer's possession or under its control.

14.     GENERAL

        The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

a) This Agreement may not be assigned without prior written mutual consent of CE Manufacturer and Wink.

b) This Agreement may be amended only by an instrument in writing, executed by CE Manufacturer and Wink.

c) This Agreement will be governed in all respects by the laws of the State of California.

d) This Agreement represents the entire agreement between the parties and supersede and replace all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between CE Manufacturer and Wink.

e) The parties shall keep this Agreement and their relationship confidential until such time as both parties agree to release information to the public. Any press release or similar announcement regarding this Agreement shall be approved by both parties prior to its release.

        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

        WINK COMMUNICATIONS, INC.               TOSHIBA AMERICA CONSUMER
                                                PRODUCTS, IN

        By: /s/ Maggie Wilderotte               By: /s/ Toshihide Yasui

        Name: Maggie Wilderotte                 Name: Toshihide Yasui

        Title: President and CEO                Title: President

        Date: 10/8/97                           Date: October 6, 1997

                                    EXHIBIT A

                    SAMPLE REPORT FORMAT FOR TOSHIBA COMBINED
                             PRODUCT UNIT SHIPMENTS


        The figures in the following table represent the units of Combined Product shipped for the U.S. market and Latin America for retail sale (net of returns):

        Model Number            Month 1:      Month 2:    Month 3:      Total for Quarter 1:
        TP5OF60                   542           63           105               710

        TP5OF61                   99            101           0                200

        TP55F80                   220           80           40                340

        TP55F81                   25            80            5                110

        Total Units (net)         886           324          150             1,360

                                    EXHIBIT B

                                    WINK LOGO

The following are samples of the Wink Logo, which shall be silk-screened on the Combined Product and used in printed materials.




             [COMPANY LOGO]                       [COMPANY LOGO]
             wink itv                             wink itv

             1-color Logo                         3-color Logo
          (e.g., for product silk-screening)      (e.g., for printed materials)



Other relevant Wink Mark:


Wink ITV (TM)  For use when referring in text to the Wink interactive system or the interactive functionality provided by Wink's technology.

                         WINK COMMUNICATIONS AND TOSHIBA
                              INTERACTIVE MONTA TV
                                 PROJECT OUTLINE


This Project Outline is made between Wink Communications, Inc., a California corporation having a principal place of business at 2061 Challenger Drive, Alameda, California 94501, U.S.A. (hereinafter referred to as "Wink") and Toshiba Corporation, a Japanese corporation having a principal place of business at 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105, Japan (hereinafter referred to as "Toshiba.")

Wink and Toshiba share the mutual goal to explore opportunities in the area of interactive TV technologies. The first project of such collaboration is developing and expanding use and acceptance of the interactive TV devices, including the adapters to existing TV, that are enabled by information delivered through the vertical blanking interval (VBI) and telephone lines (hereinafter referred to "Interactive Monta TV.") This Project Outline provides a framework for the two companies to proceed with the development of the Interactive Monta TV with the goal of executing definite development agreement within two months after the date of this Project Outline.

1. Development of Interactive Monta TV

(a) Wink has been developing the ICAP software which is designed to interpret information transmitted with VBI and can run on the 8-bit processor incorporated in the VBI decoding circuitry. Wink also has been developing the authoring tools which run on the personal computers. Toshiba has developed the TC90AO1F-based VBI decoder containing an 8-bit processor and the teletext software that will be incorporated in the Toshiba TV products marketed in Japan. Based on these technologies, Wink and Toshiba will cooperate to develop the interactive Monta TV software and related authoring tools for the Japanese market in accordance with the specifications and development schedules which will be specified in the definitive agreement.

(b) Wink will develop and port the ICAP interpreter on the TC90AOlF decoder in accordance with the specification requirements as derived from the current Japanese teletext broadcasting system. Wink will develop the authoring tools which run on the Windows3.1-based personal computers and generate information programs for the Interactive Monta TV.

(c) Toshiba will develop the hardware interface modules for communication, graphics and user interface libraries congruous with the ICAP interpreter and the TC90AOlF decoder, and integrate the teletext software with the ICAP interpreter. Toshiba will develop resources such as icons graphics and text required for the Japanese market and modify the authoring tools for the Windows
3.11 environment.

(d) Wink and Toshiba will cooperate in installing the ICAP interpreter in the Interactive TV and the authoring tools in the turn-key authoring systems for broadcast program providers.

(e) Toshiba will develop a computer server designed to respond and interact with the Interactive Monta TV. Wink will support Toshiba with interface for the ICAP interpreter, communication libraries and other recommended functions.


2. Development Expenses

Ordinary development expenses incurred for the project will be borne by each party, respectively, except those that are specifically defined in the definitive agreement.

3. Technological Information and On-site Engineers

(a) Wink and Toshiba will mutually disclose technological information required for the development of the Interactive Monta TV and the authoring systems.

(b) To expedite the development process, even prior to conclusion of the definitive agreement, Toshiba will dispatch engineers on site, as specified below, to Wink to work with Wink engineers. Expenses including traveling and hotel, required on the part of the dispatched engineers will be borne by Toshiba. Wink will provide them with the offices, furniture and communication services including telephone, fax, Internet access and access to the Toshiba mail local access node.

Engineer(s) to work on interfaces to the TC90AOlF decoder - From February, 1995 Engineer(s) to work on the development of the authoring tools - From March, 1995

4. Invention and Know-how

(a) Software copyright for the software, as defined in 1.(c), which serves to integrate the ICAP software with the TC90AO1F decoder developed by shared effort will be owned by both parties including derivative portions of software with significant enhancement and modifications to the portions of the original software.

(b) Wink and Toshiba will confer to each other regarding patent applications on invention, than relating to the original technologies as defined in 1. (a), (b),
(d) and (e), which resulting the shared development effort for the appropriate procedures. Including these patents and both know-how which are developed by the shared effort can be used by each party, or licensed to third parties without royalty payable to the other.

5. Software license

(a) Wink and Toshiba will cooperate to promote the Interactive Monta TV as a standard in the Japanese market. For this purpose Wink will license Toshiba the Interactive Monta TV software and authoring tools that will be incorporated in the Toshiba products. Wink will grant Toshiba the right to reproduce and deliver the ICAP software and authoring tools with the Toshiba products and for the demonstration and experimental purposes.

(b) Wink will grant the right for Toshiba to sublicense the TC90AO1F decoder containing the ICAP software to other TV manufacturers who may want to use the TC90AOIF decoder.

(c) Toshiba agrees that a prominent logo be affixed on the Interactive Monta TV for purposes. The logo artwork will be determined by Wink, Toshiba and other TV manufactures who use the ICAP software.

(d) The per copy licensing fee will be [*] or less for each Interactive Monta TV product or other device containing the ICAP software. Further terms and conditions regarding licensing the Toshiba products and the third party licensing, including the licensing fee for authoring will be defined in the definitive agreement.

6. Confidential Information

Any exchange of documents or other information will be governed by the provisions of the Non-disclosure Agreement signed on January 9, 1995 between Wink and Toshiba.

Except as Wink and Toshiba may agree or as may be required by law, neither Wink nor Toshiba will make any public announcement about or otherwise disclose to any third party this Project Outline.



Wink Communications, Inc.              Toshiba Corporation

By: /s/ Gary L. Hammer                 By: /s/ Toshihida Yasui

Title: VP, Business Development        Title:Deputy General Manager Advanced-I
                                       Group

Date: 24 February 1995                 Date: February 16, 1995